Exhibit 10.17

SPECIAL BONUS AGREEMENT

THIS SPECIAL BONUS AGREEMENT (this “Agreement”) is entered into on November     , 2015 (the “Effective Date”), by and between TransFirst Holdings Corp., a Delaware corporation (the “Company”), and [RECIPIENT] (“Employee”).

WHEREAS, Employee is currently employed by a subsidiary of the Company; and

WHEREAS, the Company and Employee desire to set forth herein the terms and conditions under which the Company shall pay Employee certain incentive compensation for Employee’s contributions to the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings provided below.

(a) “Affiliate” of a Person means any other Person, entity, or investment fund controlling, controlled by, or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.

(b) “Board” means the board of directors of the Company.

(c) “Cash Proceeds” means the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investors (excluding management or transaction fees and expenses, any other advisory fees and expenses, any board fees and expenses or any other expenses associated with the Investors’ investment in the Company business) in respect of its ownership of Common Stock of the Company, for the period commencing on the date immediately following an IPO and ending on the date of the Termination Event, as determined by the Board acting in good faith. For any shares of Common Stock distributed by the Investors to any of their limited partners, portfolio companies, or employees, the Cash Proceeds attributable to the shares subject to such distribution shall be equal to the value required to be assigned to such shares pursuant to the terms of the definitive agreements between Investors and their limited partners as in effect at the time of the distribution.

(d) “Common Stock” means the Company’s common stock, par value $.01 per share.

(e) “First Threshold Amount” means $837,600,000.

(f) “Investors” means Vista Equity Partners Fund V, L.P., Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., VEPF V FAF, L.P., Vista Equity Partners Fund V Executive, L.P. and Vista Equity Associates V, LLC, and

any other investment funds or vehicles managed or controlled by Vista Equity Partners Management, LLC, its subsidiaries, or any successor management company, and “Investor” means any of the Investors individually.

(g) “IPO” means an initial public offering and sale of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(h) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(i) “Residual Value” means the product of (A) the number of shares of Company Common Stock held by the Investors immediately following the Termination Event multiplied by (B) the thirty (30) day volume weighted average price of a share of Company Common Stock during the thirty (30) day period ending on the date immediately prior to the date on which the Termination Event occurs.

(j) “Second Threshold Amount” means $1,256,400,000.

(k) “Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

(l) “Termination Event” means the first date on which the Investors own less than twenty percent (20%) of the total number of shares of Common Stock that the Investors held as of the date immediately following an IPO.

(m) “Third Threshold Amount” means $1,675,200,000.

(n) “Total Equity Return” means the sum of the Cash Proceeds plus the Residual Value, as determined by the Board acting in good faith. For purposes of calculating the Total Equity Return, all cash distributions made to the Investors will be net of all accrued but unpaid management fees and all expenses associated with the Investors’ investment in the Company business.

2. Special Bonuses.

(a) Special Baseline Bonus. Subject to the provisions contained herein, Employee shall be eligible to receive an aggregate incentive payment in an amount equal to $[●] (the “Special Baseline Bonus”). The Special Baseline Bonus shall vest and become payable to Employee, subject to Employee’s continued employment by the Company or any of its Subsidiaries through the consummation of a Termination Event, if, upon the consummation of such Termination Event, the Total Equity Return as of the date of such Termination Event is equal to or greater than the First Threshold Amount. Any portion of the Special Baseline Bonus that becomes vested and payable pursuant to the preceding sentence shall be paid to Employee, either as a lump-sum cash payment or as shares of Common Stock of equivalent fair market value as of the applicable payment date, as elected by the Board, by no later than thirty (30) days following the date on which it becomes vested and payable. For the avoidance of doubt, the Special Baseline Bonus shall not vest and become payable, and Employee shall have no rights with respect thereto, if the Total Equity Return as of the consummation of a Termination Event is not equal to or greater than the First Threshold Amount and any portion of the Special Baseline Bonus that does not vest and become payable in connection with the consummation of a Termination Event shall be forfeited.

(b) Special Unit Bonus. Subject to the provisions contained herein, Employee shall be eligible to receive an aggregate incentive payment in an amount equal to $[●] (the “Special Unit Bonus”). The Special Unit Bonus shall vest and become payable to Employee as follows, subject to Employee’s continued employment by the Company or any of its Subsidiaries through the consummation of a Termination Event: (x) with respect to seventy percent (70%) of the Special Unit Bonus, if, upon the consummation of such Termination Event, the Total Equity Return as of the date of such Termination Event is equal to or greater than the Second Threshold Amount, and (y) with respect to the remaining thirty percent (30%) of the Special Unit Bonus, if upon the consummation of such Termination Event, the Total Equity Return as of the date of such Termination Event is equal to or greater than the Third Threshold Amount. Any portion of the Special Unit Bonus that becomes vested and payable pursuant to the preceding sentence shall be paid to Employee, either as a lump-sum cash payment or as shares of Common Stock of equivalent fair market value as of the applicable payment date, as elected by the Board, by no later than thirty (30) days following the date on which it becomes vested and payable. For the avoidance of doubt, the Special Unit Bonus shall not vest and become payable, and Employee shall have no rights with respect thereto, if the Total Equity Return as of the consummation of a Termination Event is not equal to or greater than the Second Threshold Amount and any portion of the Special Unit Bonus that does not vest and become payable in connection with the consummation of a Termination Event shall be forfeited.

3. Termination of this Agreement. Notwithstanding anything to the contrary herein, this Agreement will terminate automatically upon the earliest of (i) May 21, 2025, (ii) the date that Employee is no longer an employee or other service provider of the Company or any of its Subsidiaries, or (iii) the consummation of a Termination Event; provided that any termination of this Agreement that results from an event described in clause (iii) shall not affect the Company’s obligations to make payments required hereunder in connection with such Termination Event. For the avoidance of doubt, upon the termination of this Agreement, including without limitation in connection with the termination of Employee’s employment or other service relationship with the Company, Employee shall forfeit any portion of the Special Baseline Bonus and the Special Unit Bonus that has not vested and become payable to Employee prior to such termination and Employee shall have no further rights hereunder.

4. Cooperation With Regard to Litigation. Employee agrees to cooperate with the Company during the period of Employee’s employment with the Company or any of its Subsidiaries or Affiliates and following the termination or expiration of Employee’s employment with the Company or any of its Subsidiaries or Affiliates for any reason whatsoever (including, without limitation, disability, retirement, voluntary resignation or termination, or involuntary termination with or without cause) by being reasonably available to testify on behalf of the Company or any of its Subsidiaries or Affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its Subsidiaries or Affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee hereby covenants and agrees to testify truthfully in any and all such actions, suits or proceedings. Employee shall be reimbursed for any out-of-pocket expenses reasonably incurred by Employee in the course of such cooperation.

5. Section 409A of the Code. It is intended that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. This Agreement shall be administered in a manner consistent with such intentions, and any provision that would cause the Agreement to fail to be exempt from Section 409A of the Code shall have no force and effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Employee). For purposes of Section 409A of the Code, each payment in a series of payments shall be deemed a separate payment from all other such payments. Employee agrees and acknowledges that the Company makes no representations with respect to the application of Section 409A of the Code and other tax consequences to any payments hereunder and, by entering into this Agreement, Employee agrees to accept the potential application of Section 409A of the Code and the other tax consequences of any payment made hereunder.

6. Restrictive Covenants. Notwithstanding anything to the contrary herein, if Employee breaches or violates (as determined in the sole discretion of the Board) any of the terms or provisions of any employment, bonus, restrictive covenants agreement, option grant or other agreement between Employee and the Company or its Affiliates, then Employee shall not be eligible to receive any payment(s) hereunder.

7. Taxes; Withholding. The Company may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation. Employee acknowledges that Employee shall be solely responsible for payment of all taxes due upon Employee’s receipt of any payment hereunder.

8. Compliance with Section 280G of the Code.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that Employee becomes entitled to receive or receives any payments or benefits under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), the Company shall pay (or cause to be paid) to

Employee either (i) the full amount of the Total Payments or (ii) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of Section 280G of the Code) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Total Payments, (i) there shall be taken into account any Excise Tax and all applicable foreign, federal, state and local taxes required to be paid by Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the effective date of the Change in Control occurs, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Employee’s residence on the effective date of the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) All computations and determinations called for by this Section 8 shall be made and reported in writing to the Company and Employee by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and Employee. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make its calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c) In the event that Section 8(a) applies and a reduction is required to be applied to the Total Payments thereunder, the Company shall reduce (or cause the reduction of) the Total Payments in its reasonable discretion in the following order: (i) reduction of any Total Payments that are subject to Section 409A of the Code on a pro-rata basis or such other manner that complies with Section 409A of the Code, as determined by the Company, and (ii) reduction of any Total Payments that are exempt from Section 409A of the Code.

9. Miscellaneous.

(a) This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement embodies the complete agreement and understanding between the parties and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(b) No amendment, modification, waiver, or termination of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived or terminated and signed by the Company and Employee.

(c) None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered by Employee; provided, however, that to the extent that any incentive compensation that becomes payable to Employee hereunder is not yet paid at the time of Employee’s death, any such unpaid incentive compensation shall thereafter be paid to Employee’s surviving spouse, or if none, to Employee’s estate or personal representative, subject to the other terms and conditions of this Agreement. The Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm, or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

(d) The Company’s obligations under this Agreement shall in every case be an unfunded and unsecured promise. Employee’s rights as to the benefit under this Agreement shall be no greater than those of general, unsecured creditors of the Company. The Company is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to its financial obligations under this Agreement. Any assets that the Company may acquire or set aside to help cover its financial obligations with respect to this Agreement are and must remain general assets of the Company and subject to the claims of the Company’s general, unsecured creditors unless and until paid pursuant to the terms of this Agreement. The Company shall not be considered a trustee by reason of this Agreement.

(e) The Board (or a committee thereof) will have the full power and exclusive authority, in its sole and absolute discretion, to take all actions necessary for administration of this Agreement and to determine all matters relating to this Agreement including, without limitation, (i) to construe and interpret this Agreement, (ii) to determine the amount of Employee’s bonus payment(s) under this Agreement, (iii) to establish, amend and rescind such rules and regulations as it may deem appropriate for the proper administration of this Agreement, and (iv) to make all other determinations which are necessary or desirable for the proper administration of this Agreement. Decisions of the Board shall be final and binding on all parties who have an interest in this Agreement. No director shall be liable for any action or determination under this Agreement made in good faith. If there shall occur any change with respect to the Common Stock by reason of any recapitalization, reclassification, unit split, reverse unit split or any merger, reorganization, consolidation, combination, spin off or other similar corporate change affecting the outstanding securities of the Company (excluding, for the avoidance of doubt, any cash dividend), the Board may, in the manner and to the extent that it deems appropriate and equitable in its discretion, cause a corresponding adjustment to be made to any terms and conditions hereunder that are affected by such event, in order to prevent dilution or enlargement of Employee’s rights hereunder.

(f) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Company and Employee submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the Company and Employee waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by first class mail, return receipt requested, in each case directed to such party in accordance with the notice requirements set forth in this Plan, and service so made will be deemed to be completed on the date of actual receipt; provided, that nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(g) Any notice required or permitted under this Agreement shall be in writing and shall be either delivered by facsimile (which shall be effective upon receipt of confirmation of successful transmission), personally delivered, or mailed by first class mail, return receipt requested, to Employee at the address indicated in the Company’s records for Employee and to the Company at the facsimile number and address below indicated:

Notices to the Company:

TransFirst Holdings Corp.

c/o Vista Equity Partners

401 Congress Avenue, Suite 3100

Austin, TX 78701

Attention: Brian Sheth

Facsimile No.: (512) 730-2453

With copies (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

555 California Street Suite 2700

San Francisco, CA 94104

Attention: Stuart E. Casillas, P.C. (casillas@kirkland.com)

Facsimile No.: (415) 439-1400

and

TransFirst Legal Department

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, NY 11788

Attention: General Counsel

All notices delivered to the TransFirst Legal Department must be marked confidential and “To be opened by General Counsel only”

(h) Employee acknowledges and agrees that Employee’s employment with the Company (or its Subsidiaries or their respective successors) is and shall remain “at-will” and that Employee’s employment with the Company (or its Subsidiaries or their respective successors) may be terminated at any time and for any reason (or no reason) by Employee or the Company or its Subsidiaries, with or without notice and/or cause. Nothing in this Agreement shall confer upon Employee any right to continued employment with the Company (or its Subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its Subsidiaries or their respective successors) to terminate Employee’s employment at any time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRANSFIRST HOLDINGS CORP.

By:
Name:
Title:

EMPLOYEE

Signature Page to Special Bonus Agreement